UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 23, 2018

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL	33160
(Address of Principal Executive Offices)	(Zip Code)

(305) 507-8808

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2018, the Board of Directors of Net Element, Inc. (the “Company”) (i) increased the number of directors on the Board of Directors from current 6 members to 7 members in order to create a new vacancy for a qualified director candidate, and (ii) immediately after such increase becoming effective, appointed, effective March 23, 2018, Mr. Jonathan Fichman as a Director of the Company to fill such newly-created vacancy until the next annual stockholders' meeting of the Company and when his successor is elected and shall qualify. Mr. Fichman, who is 47 years old, is an accomplished financial industry veteran with more than 20 years of domestic and international finance experience.

Mr. Fichman is a Bank of America Merrill Lynch veteran and a former Wall Street analyst. His experience includes FinTech, payments, blockchain, wealth management and banking. Fichman holds a Six Sigma Black Belt accreditation and serves on multiple for profit and nonprofit boards.

Since 2013, Fichman has served as a managing director of C-Anax Ventures & Advisory, where he assists early-stage companies with corporate strategy, streamlining operations, and financial analysis. Fichman is also an adjunct professor at the Florida International University where he teaches in the Business School with a focus on international management and entrepreneurship. From 2005 to 2015, Fichman served as a senior vice president of International Business Strategy & Initiatives at Bank of America Merrill Lynch. From 2003 to 2004, he served as a director of Operations, Procurement and Insurance at the Township of Cherry Hill, New Jersey. From 1999 to 2003, Fichman was a vice president of Strategic Initiatives at Actrade Financial Technologies, where he helped create B2B banking products that were at the forefront of commercial payments. From 1997 to 1999, he was a senior analyst consultant with Carson Group.

Fichman received his MBA in Finance and Management from the University of Miami School of Business and Bachelor of Arts in Criminal Justice from the George Washington University.

The Board of Directors of the Company concluded that Mr. Fichman should serve as a Director of the Company in light of his experience in the financial and capital markets industry. Mr. Fichman was also appointed to serve as a member of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The Company’s Board of Directors determined that Mr. Fichman is an independent director for purposes of the rules and regulations of the Securities and Exchange Commission and under the applicable NASDAQ listing standards, and that he has the other qualifications required for service on the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

There have been no related party transactions between the Company and Mr. Fichman, and there were no arrangements or understandings between Mr. Fichman and any other person pursuant to which he was selected as a director.

As a member of the Company’s Audit Committee, Mr. Fichman will receive an annual retainer of $5,000. As a member of the Company’s Nominating and Corporate Governance Committee, Mr. Fichman will receive an annual retainer of $2,500. As a member of the Company’s Compensation Committee, Mr. Fichman will receive an annual retainer of $2,500. Mr. Fichman will also receive a grant of shares of the Company’s common stock per year equal to such number of shares per each such annual award that would equal $15,000 based on the closing price of the Company’s common stock on the date of each such award, prorated for any partial calendar year for which a director serves), which shares shall be accrued for time served as director of the Corporation and shall vest on a quarterly basis. The Company will also reimburse Mr. Fichman for all reasonable out-of-pocket expenses incurred in connection with his attendance at meetings of the Board of Directors and any committees thereof, including, without limitation, travel, lodging and meal expenses.

Item 8.01	Other Events.

On March 26, 2018, the Company issued a press release announcing Mr. Fichman’s appointment as Director of the Company and as member of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated March 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2018

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name:	Jonathan New
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 26, 2018